 NEWS RELEASE

For Immediate Release
October 6 2009

Canwest Successfully Obtains Court Order for Creditor Protection

WINNIPEG – Canwest Global Communications Corp. (“Canwest” or the “Company”) announced that further to its news release issued earlier today, the Company, Canwest Media Inc., Canwest Television Limited Partnership (including Global Television, MovieTime, DejaView and Fox Sports World), The National Post Company and certain subsidiaries (the “CMI Entities”), have voluntarily entered into, and successfully obtained an Order from the Ontario Superior Court of Justice (Commercial Division)  commencing proceedings under the Companies’ Creditors Arrangement Act (“CCAA”).

The CMI Entities’ commencement of these proceedings was undertaken in furtherance of a proposed recapitalization transaction that is supported by over 70% of holders of the 8% senior subordinated notes issued by CMI (the “Recapitalization Transaction”).

The CMI Entities’ operations will continue uninterrupted during the recapitalization process and obligations to employees and suppliers of goods and services provided after the filing date will continue to be met after the filing date. Canwest management remains responsible for the day-to-day operations of the CMI Entities. The Company also announced that it has secured debtor-in-possession (“DIP”) financing of up to $100 million. The additional liquidity provided by the proceeds from the sale of TEN Network Holdings Limited’s shares, combined with the Company’s operating revenue and the DIP financing are intended to provide sufficient liquidity to meet ongoing obligations and ensure that normal operations continue without interruption while the Recapitalization Transaction is implemented.

“Throughout this process, all our operations will continue uninterrupted,’’ Canwest President and CEO Leonard Asper said. “We are firmly committed to moving quickly to restructure the company and emerge from creditor protection financially stronger and more competitive.”

As a term of the Initial Order, FTI Consulting Canada Inc., will serve as the Court-appointed Monitor in the CCAA proceedings to oversee the operations of the CMI Entities and report to the Court during the recapitalization. The Monitor will also assist the Company in implementing its restructuring plan.

A special committee of the Canwest Board of Directors will oversee this process and it has retained Mr. Hap S. Stephen as a Chief Restructuring Advisor to lead and manage the restructuring process. Regular operations will continue to be managed by existing management.

More information about Canwest’s restructuring process can be found at www.canwest.com

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the six months ended February 28, 2009. Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) is Canada’s largest media company. In addition to owning the Global Television Network and 23 industry-leading specialty channels, Canwest is Canada’s largest publisher of English language paid daily newspapers and owns and operates more than 80 online properties.

For further information:

Media Contact:
John Douglas, Senior Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com